                                                                    EXHIBIT 10.3


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                  BETWEEN CYTRX CORPORATION AND JACK J. LUCHESE

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                                     BETWEEN

                                CYTRX CORPORATION

                                       AND

                                 JACK J. LUCHESE

         This Amended and Restated Employment Agreement ("Agreement") is made and executed this 1st day of September, 1999 (the "Effective Date"), by and between CYTRX CORPORATION ("CytRx" or the "Company"), a Delaware Corporation having its principal place of business at 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092, and JACK J. LUCHESE ("Mr. Luchese") who currently resides at 3915 River Hollow Run, Duluth, Georgia 30096.

         WHEREAS, CytRx originally employed Mr. Luchese as its President and Chief Executive Officer pursuant to an Employment Agreement dated March 13, 1989. After several amendments, the original Employment Agreement was amended and restated effective as of January 1, 1995. That amended and restated agreement was subsequently amended by Amendment No. 1 dated April 16, 1997, Amendment No. 2 dated August 28, 1997, and Amendment No. 3 dated April 8, 1998 (collectively, the "1995 Agreement").

         WHEREAS, the Compensation Committee of the Board of Directors of the Company at its meeting on September 1, 1999, approved certain changes to the terms of the employment of Mr. Luchese with the Company.

         WHEREAS, as a result of the foregoing, both the Company and Mr. Luchese concluded that the 1995 Agreement should be amended and restated so as to incorporate all prior amendments and reflect the most recent amendments.

         WHEREAS, this Agreement amends and restates the 1995 Employment Agreement.

         WHEREAS, the Board has authorized the execution of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the parties do hereby agree as follows:

1. EMPLOYMENT. CytRx agrees to and does hereby engage and employ Mr. Luchese as President and Chief Executive Officer of CytRx Corporation for the term and upon the


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terms and conditions set forth herein, and Mr. Luchese accepts such offer of employment. It is also understood and agreed that Mr. Luchese will serve as a director of the Company, without additional compensation, for any term he is elected to serve. During the term of this Agreement, the Board of Directors will take such actions as may be required to nominate and recommend Mr. Luchese for election as a director by the shareholders. Mr. Luchese agrees to discharge his duties hereunder in accordance with the direction of the Board of Directors of CytRx and to follow diligently and implement faithfully all management policies and decisions communicated to him by the Board of Directors. During the employment of Mr. Luchese by CytRx, Mr. Luchese shall devote his full and undivided time, attention, energies and loyalty to the Company's business but the foregoing shall not be construed to prevent Mr. Luchese from making investments in other businesses or enterprises or engaging in any other business activity that does not interfere with Mr. Luchese's duties under this Agreement, or conflict with his obligations under Paragraph 10 hereof or otherwise represent a conflict of interest with his duties to CytRx. Notwithstanding the above, Mr. Luchese may serve on the Board of Directors of companies not affiliated with CytRx, and receive compensation in connection therewith, if such position is approved by the Board of Directors of CytRx.

2. TERM AND RENEWAL. The term of Mr. Luchese's employment hereunder will be for a period commencing on the Effective Date and continuing until December 31, 2002 (the "Expiration Date"), unless Mr. Luchese's employment is terminated by either party pursuant to Paragraph 7 of this Agreement.

3.       SALARY.

         (a) For services provided hereunder, Mr. Luchese will be paid an annual base salary. Mr. Luchese's base salary as of the Effective Date is Three Hundred Fifty Thousand Dollars ($350,000). The base salary shall be reviewed by the Board of Directors of the Company no less than once each 18 months. The base salary will be increased from time to time consistent with the average overall merit increases, if any, granted to all employees as a whole for such year, but will not be decreased. If the base salary is increased, then the increased amount shall be deemed the "base salary" for all purposes under this Agreement.

         (b) It is understood and contemplated that, in addition to the foregoing annual base salary, Mr. Luchese will be eligible to receive cash bonuses in each calendar year during the term of this Agreement in such amounts, if any, as shall be determined from time to time by the Board of Directors of the Company in its sole discretion. The bonus for each year shall accrue, and become due and payable, on January 1 of the following year, or any later time requested by Mr. Luchese. If this Agreement expires on the Expiration Date, then the obligation of the Company to pay a bonus to Mr. Luchese on January 1, 2003, shall survive such expiration, and the Company shall pay such bonus to Mr. Luchese as if this Agreement remained in full force and effect.


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4.       FRINGE BENEFITS. Mr. Luchese, during the period of his employment hereunder, will receive fringe benefits such as insurance, vacation leave, sick leave and participation in any retirement plan as may exist from time to time for all other executive officers of the Company; provided, however, that, during the term of this Agreement, the Company shall maintain at its expense a long-term disability policy for the benefit of Mr. Luchese, which will provide coverage equal to a percentage of Mr. Luchese's base salary consistent with the percentage coverage provided to the other executive officers of the Company. Such insurance shall include any group long-term disability insurance on Mr. Luchese that the Company maintains for the benefit of its senior executives. Mr. Luchese will not receive an automobile or automobile expense allowance. Mr. Luchese shall be entitled to six weeks of vacation leave, annually, which shall be paid at his base salary, and shall accrue and be used in accordance with the policies and procedures of the Company.

5. REIMBURSEMENT OF BUSINESS EXPENSES. The Company will promptly reimburse Mr. Luchese for all business expenses incurred by him in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses.

6.       THE EXECUTIVE WARRANTS.

         (a) Current Status. Exhibit A hereto contains a list of all of the warrants to acquire CytRx common stock ("Executive Warrants") held by Mr. Luchese as of September 1, 1999, including with respect to each such warrant: the grant date, the expiration date, the number of shares, the exercise price and the vesting status or schedule.

         (b)      Other Registration, Vesting and Exercise Rights.

                  (1) In addition to any other registration rights Mr. Luchese may have, the Company has filed or shall file with the Securities and Exchange Commission a registration statement to register the shares of CytRx common stock to be acquired under Executive Warrants under the Securities Act of 1933, and shall use its best efforts to keep such registration statement effective and current for as long as Mr. Luchese has the right to exercise the Executive Warrants and for a period of six (6) months thereafter, if such additional period is required to allow Mr. Luchese to dispose of the acquired shares in an orderly fashion.

                  (2) All rights to purchase CytRx stock pursuant to the Executive Warrants that have vested prior to or upon the termination of Mr. Luchese's employment with the Company may be exercised by Mr. Luchese at any time until the expiration of such rights under the applicable warrant agreement, even after Mr. Luchese's employment with the Company has been terminated. All rights to purchase CytRx stock pursuant to the Executive Warrants that by their terms vest after the termination of Mr. Luchese's


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employment with the Company shall terminate on the effective date of the termination of Mr. Luchese's employment.

                  (3) For all purposes of this Agreement and the Executive Warrants, (A) in the event of the death of Mr. Luchese, the Executive Warrants may be exercised by his personal representative, executor, or heirs (whether by will or by the laws of descent and distribution), and (B) in the event of the incapacity of Mr. Luchese, the Executive Warrants may be exercised by his duly appointed attorney-in-fact or other authorized person, in each case, to the same extent such warrants have vested and are exercisable by the Holder (as defined in the Executive Warrants) in accordance with the terms thereof.

7.       TERMINATION OF EMPLOYMENT AND THIS AGREEMENT.

         (a) If Mr. Luchese's employment is terminated by the Company for cause (as hereinafter defined) or if Mr. Luchese voluntarily leaves the employment of the Company prior to the Expiration Date, the Company will pay Mr. Luchese the equivalent of three (3) months' salary at the base salary, and three
(3) months continuation of fringe benefits then being received by Mr. Luchese. For purposes of this Agreement, termination "for cause" means termination of Mr. Luchese's employment by action of a majority of the members of the Board of Directors who are not employees of CytRx or any subsidiary, because of:

                  (1)      material breach of contract,

                  (2) failure or inability to carry out reasonable directives of the Board of Directors,

                  (3) conviction of Mr. Luchese for a felony, even if such conviction is subject to appeal,

                  (4) uncontroverted evidence of falsification of records or statements of the Company,

                  (5) uncontroverted evidence of intentional misuse of Company funds or property, or

                  (6) other substantial misconduct which, in the reasonable judgment of the Board, results in material adverse effect, discredit or disrepute to the Company.

         A termination of employment for any cause listed in clauses (1), (2) or
(6) above shall be effective only if Mr. Luchese has first been given notice by the Board of Directors of the alleged breach, failure to perform or misconduct and such breach, failure to perform or misconduct continues for fifteen days following the date of such notice.


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         (b)      If this Agreement expires on the Expiration Date, or if the sooner termination of Mr. Luchese's employment and this Agreement is not for cause, not because of Mr. Luchese's death or disability and not because of his voluntary termination of employment, then the Company will continue to make semi-monthly base salary payments for a period of one year after the Expiration Date or the earlier effective date of termination; provided, however, that (1) in the case of the expiration of this Agreement on the Expiration Date, the one-year salary continuation period shall be reduced by the period of time before the Expiration Date that the Board of Directors gives Mr. Luchese written notice that it intends to allow the Agreement to expire, or not to pay the full salary continuation obligation if negotiations to renew the Agreement are unsuccessful, and (2) in all cases, Mr. Luchese's rights to receive salary continuation payments are contingent upon his using his best efforts to find a new job commensurate with his position as the chief executive officer and member of the Board of Directors of the Company. If Mr. Luchese obtains a position during the one-year salary continuation period (whether commensurate with his position with the Company or not) the obligation for salary continuation hereunder shall be limited to an amount equivalent to the difference, if any, between the base salary under this Agreement and the base salary paid to him by his new employer. Fringe benefits provided during employment shall be continued until Mr. Luchese finds another job as provided for under this Subparagraph or until the end of the one-year salary continuation period, whichever first occurs.

         (c) If Mr. Luchese's employment and thereby this Agreement is terminated because of Mr. Luchese's death, CytRx shall pay any compensation then due him under this Agreement as of the date of his death to his surviving spouse, or if there is no surviving spouse, to his estate, and shall make to such spouse or his estate, as above, semi-monthly payments of salary based on the annual rate which then would have been applicable to Mr. Luchese's employment for six (6) months after his death, and provide six (6) months' continuation of fringe benefits available to his dependents covered for such benefits at the time of Mr. Luchese's death. If Mr. Luchese becomes permanently disabled or subject to long term disability during the period of his employment hereunder, and CytRx terminates this Agreement other than pursuant to Paragraph 7(a), Mr. Luchese's employment shall be deemed to have been terminated without cause pursuant to Paragraph 7(b); provided, however, that (1) Mr. Luchese shall not be required to find a new job, and (2) instead of the one-year salary continuation, an amount equal to his base salary for one year shall be paid to Mr. Luchese in variable monthly installments until such amount is exhausted, with each installment being equal to the amount that when combined with payments received during such month by Mr. Luchese from the Company under its short-term disability policy, or from one or more insurance companies under long term disability insurance policies maintained by the Company pursuant to Paragraph 4, equals the amount of base salary (calculated on a pre-tax basis) that Mr. Luchese would have received during such month if this Agreement had not been terminated. For example, if (1) CytRx terminates this Agreement because Mr. Luchese becomes permanently disabled at a time when his annual base salary is $350,000, (2) Mr. Luchese


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is eligible immediately to receive monthly short term disability payments from the Company equal to $29,167 (100% of his base salary) and (3) Mr. Luchese will be eligible after one month to receive long term disability payments from the insurance carrier equal to $17,500 (60% of his base salary), then CytRx will not be obligated to make any payment to Mr. Luchese for the first month and will be obligated to pay Mr. Luchese $11,667 per month (40% of his base salary) for the next 2.5 years (30 months). If, in the above example, Mr. Luchese ceased for any reason to qualify for the insurance company payments after the first 11 months, then the Company shall be obligated to make monthly payments of $29,167 (100% of his base salary) for the following 8 months ($350,000 less the $116,668 already paid divided by $29,167), subject to the salary adjustment described in Paragraph 7(b) if Mr. Luchese obtains a position during the 8 month period.

         It is understood that permanently disabled and subject to long term disability shall mean such sickness, as well as physical or mental disability, that qualifies or, with the passage of time (not to exceed 90 calendar days), will qualify Mr. Luchese to receive benefit payments under at least one of the long-term disability policies maintained by the Company for Mr. Luchese in accordance with Paragraph 4. In the event of a dispute as to Mr. Luchese's ability to perform his duties, the Company may refer Mr. Luchese to a licensed practicing physician of CytRx's choice and reasonably satisfactory to Mr. Luchese, and Mr. Luchese agrees to submit to such tests and examinations as such physician shall deem appropriate. The determination by the physician as to whether or not Mr. Luchese is unable to perform substantially his normal duties shall conclusively determine such facts for the purposes of this Paragraph 7(c). Short term illness or injury not amounting to long term disability shall be treated in accordance with any benefit provided under Paragraph 4 of this Agreement.

         It is also understood that, if CytRx becomes obligated to make payments to Mr. Luchese pursuant to this Paragraph 7(c) because of Mr. Luchese's disability and, within a reasonable period of time after Mr. Luchese's termination, a majority of the members of the Board of Directors of the Company who are not employees of CytRx or any subsidiary determine in good faith that Mr. Luchese should have been terminated for cause in accordance with Paragraph 7(a), then the obligations of the Company under this Paragraph 7(c) shall cease after the Company has paid to Mr. Luchese an amount equal to the amount due him pursuant to Paragraph 7(a) and continued Mr. Luchese's fringe benefits for the period of time required by Paragraph 7(a); provided, however, that in no event shall Mr. Luchese be required to repay the Company any amounts paid to him under this Paragraph 7(c).

8. NO RESTRICTIONS ON MR. LUCHESE'S EMPLOYMENT BY CYTRX. Mr. Luchese represents as a condition of this Agreement that he is not under any existing employment agreement, noncompetition agreement or other legally binding agreement which would prohibit or in any manner restrict his employment hereunder with CytRx.


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9.       EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT. Mr.
Luchese and the Company are parties to a confidentiality and invention assignment letter agreement dated November 3, 1994, which shall be deemed to be incorporated into this Agreement as if fully set forth in this Paragraph 9.

10.      RESTRICTIONS ON COMPETITION.

         (a) During Employment. In order to protect CytRx's investment, which includes but is not limited to, time, money and proprietary information, and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the basis of CytRx's business and future business opportunities, in recognition of the worldwide geographic scope of CytRx's business and/or potential business opportunities and Mr. Luchese's contemplated role, responsibilities and knowledge therefor, for the entire period of Mr. Luchese's employment by CytRx, Mr. Luchese agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in competition with CytRx. A business in competition with CytRx includes any business activity being actively investigated or contemplated by CytRx during the period of Mr. Luchese's employment by CytRx. Without limitation on the foregoing, but by way of example, businesses currently contemplated by CytRx as being in competition with it include pharmaceutical businesses engaged in or considering engaging in manufacture, marketing or development of commercial products in any and all of the following areas:

                  (1)      Immune system stimulating compounds and methods;

                  (2)      Growth stimulation of animals;

                  (3) all formulations and methods using the surface-active copolymers described in U.S. Patent No. 4,801,452, U.S. Patent Application Serial No. 291,925, U.S. Patent Application Serial No. 107,358, U.S. Patent Application Serial No. 208,335, and U.S. Patent Application Serial No. 150,731.

                  (4)      Mycobacterial and antiviral chemotherapy; and

                  (5)      Vaccine adjuvants.

         (b) For two (2) years after termination of employment. In order to protect CytRx's investment, which includes but is not limited to, time, money and proprietary information and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the basis of CytRx's business and future business opportunities, in recognition of the worldwide geographic scope of CytRx's business and/or potential business opportunities and Mr. Luchese's contemplated role, responsibilities and knowledge therefor, for a period of two (2) years following the


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termination of Mr. Luchese's employment with CytRx, regardless of the reason therefor, Mr. Luchese agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in any capacity involving the study, development, use, manufacture or marketing of all formulations and methods using the surface-active copolymers described in U.S. Patent No. 4,801,452, U.S. Patent Application Serial No. 291,925, U.S. Patent Application Serial No. 107,358, U.S. Patent Application Serial No. 208,335, and U.S. Patent Application Serial No. 150,731.

         The foregoing shall not preclude (1) the employment of Mr. Luchese, whether as a director, officer, employee, consultant or otherwise, by a research partner, joint venture partner, licensee or other person, or corporation or entity that at such time is authorized by CytRx to have rights in or to restricted products, or (2) the ownership by Mr. Luchese of investment securities representing not more than three (3) per cent of the outstanding voting securities of company engaged in a pharmaceutical business, whose stock and/or securities are traded on a national stock exchange or national quotations system, provided that such investment is passive and not with the intention of controlling such business.

         (c) Mr. Luchese will notify the Company at least three (3) weeks before he is to begin any employment or activity which is described in Subparagraph (b) of this Paragraph if such employment or activity would commence within two (2) years after the termination of his employment with CytRx. Such notice shall be in writing and shall contain a complete description of such offer, including the position and the responsibilities involved.

         (d) Mr. Luchese agrees and acknowledges that the restrictions on competition contained herein including their geographic and product scope are necessary and reasonable to protect the interests of CytRx and that the Company's Trade Secrets and other Confidential Information of which he will become acquainted, if used anywhere in the world during the period in which he has agreed not to use them or to disclose them would cause CytRx serious and irreparable damage and harm. Mr. Luchese represents and admits that upon the termination of his employment with CytRx, his experience and capabilities are such that he can obtain employment engaged in other lines of endeavor and that the enforcement of this Agreement would not prevent him from earning a livelihood.

11.      ACKNOWLEDGMENTS.

         (a) It is understood and contemplated by the parties that if the obligations undertaken herein in Paragraphs 9 and 10 were breached in any way, irreparable harm to the Company should be presumed. Damages might be difficult if not impossible to ascertain, and the faithful observance of the terms of this Agreement during and after termination of Mr. Luchese's employment is an essential condition to his employment with the Company. In light of these considerations, Mr. Luchese agrees that a court of


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

competent jurisdiction may immediately enjoin any breach or threatened breach of Paragraphs 9 and 10 to this Agreement, without waiver of any other rights and remedies which the Company may have at law.

         (b) The obligations undertaken in Paragraphs 9 and 10 of this Agreement survive the termination of Mr. Luchese's employment hereunder for the period specified in each such Paragraph and the termination of this Agreement, regardless of the reason therefor.

         The obligations of CytRx to Mr. Luchese following his termination of employment as set forth in Paragraphs 3(b), 6, and 7 shall survive the termination of this Agreement until satisfied in accordance with the terms thereof.

         (c) The rights of Mr. Luchese under this Agreement are in addition to any other rights or remedies he may have in law or in equity in the event CytRx breaches this Agreement, all of which rights and remedies are preserved in full. Without limiting the foregoing, the rights of Mr. Luchese under Paragraph 7 herein do not limit any right he would have upon termination of employment caused by a breach of CytRx. However, any damages he may sustain shall be reduced by the payments required to be made under this Agreement.

12.      CONSTRUCTION OF AGREEMENT.

         (a) It is the intention of the parties to this Agreement that any construction of this Agreement or Paragraph thereof shall be in favor of its legality and enforceability and that any construction causing illegality or unenforceability should yield to a construction favoring legality and enforceability. Further, the parties agree that should any portion of this Agreement be judicially held invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding any remaining portion of this Agreement not so declared and that any portion held to be invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, otherwise to be stricken from this Agreement, but only to the extent required for purposes of maintaining the legality, validity and enforceability of this Agreement and all portions thereof in the jurisdiction so holding.

         (b) It is understood that use of the word "and" herein included the disjunctive as well as its injunctive meaning whenever such meaning would broaden the protection to the Company in the context in which it is used.

13. NO WAIVER. No waiver of any breach of this Agreement may be construed or deemed as a waiver of any succeeding breach of this Agreement.

14. PERSONAL SERVICES. It is understood and contemplated that this Agreement provides for personal services of Mr. Luchese to the Company.


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15.      NO INTERFERENCE. For two (2) years following the termination of Mr.
Luchese's employment hereunder, regardless of the reason therefor, Mr. Luchese will not intentionally disrupt or attempt to disrupt the Company's business relationship with its customers or suppliers, nor solicit any of the Company's employees to terminate their employment with CytRx.

16. CERTIFICATION BY EMPLOYEE. Mr. Luchese certifies that he has received a copy of this Agreement for review and study before being asked to execute it, that he has read this Agreement carefully, that he has had a sufficient opportunity before executing this Agreement to ask questions about it and to receive answers to any such questions and that he understands the obligations and rights provided hereunder.

17. ENTIRE AGREEMENT. This Agreement hereto supersedes any and all other agreements, both oral and in writing, between the parties hereto with respect to the employment and terms and conditions thereof of Mr. Luchese by CytRx, and it contains all of the parties' representations, covenants and agreements with respect to such matters. The terms of this Agreement may not be changed orally but only by a subsequent writing signed by the party against whom enforcement of such modification is sought.

18. CAPTIONS. Paragraph captions used herein are for convenience of reference only and shall not change the meaning of the terms of this Agreement.

19. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall inure to the benefit of any successors and assigns of the Company.

20. GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Georgia.

21. CORPORATE AUTHORITY. The Company represents and warrants that this Agreement including the issuance of the warrants (1) has been duly authorized, executed and delivered by the Company, (2) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, and
(3) does not conflict with or result in a violation of the Company's Certificate of Incorporation, By-laws, or any contract, agreement or instrument to which the Company is a party or is otherwise bound.

                         (signatures on following page)


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




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date hereof, to be effective as of the Effective Date.

                                  JACK J. LUCHESE:


                                  ----------------------------


Attest:                           CYTRX CORPORATION:


-------------------               ----------------------------
Corporate Secretary               By:    William B. Fleck
(CORPORATE SEAL)                  Title: Vice President, Human Resources


                                  ----------------------------
                                  By:    Herbert H. McDade, Jr.
                                         Chairman, CytRx Compensation Committee

                                                                       EXHIBIT A

                               Executive Warrants

         Mr. Luchese has the following Executive Warrants as of September 1, 1999(1):

WARRANT     GRANT       EXPIRATION      WARRANT       EXERCISE    VESTING
ID NO.      DATE        DATE            SHARES        PRICE       STATUS

WI/II-1     2/20/95(2)  12/31/04        500,000       $ 1.00      100%
WI/II-2     2/20/95(3)  02/22/01         50,000       $ 1.00      100%
WIII-2      2/20/95(4)  03/24/03         32,427       $ 1.00      100%
WIV-2       2/20/95(5)  12/31/04        100,000       $ 1.00      100%
None        3/26/96(6)  03/25/06        200,000       $ 1.00      See schedule
                                                                  (A) below
None        6/6/97(7)   06/05/07         50,000       $ 1.00      See schedule
                                                                  (B) below
None        4/8/98(8)   04/07/08        450,000       $ 1.00      100%
None        9/1/99      08/31/09        500,000       $2.125      See schedule
                                                                  (C) below

-----------------------
(1) The Warrant numbers and prices have been adjusted to reflect the reverse stock split occurring on February 5, 1996.

(2) First amended by Amendment No. 1 on April 16, 1997, to provide that it is fully vested. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $4.50 to $1.00.

(3) First amended by Amendment No. 1 on April 16, 1997, to provide that it is fully vested. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $4.50 to $1.00.

(4) First amended by Amendment No. 1 on April 16, 1997, to provide that it is fully vested. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $7.00 to $1.00.

(5) First amended by Amendment No. 1 on April 16, 1997, to amend vesting schedule. Now fully vested. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $7.00 to $1.00.

(6) First amended by Amendment No. 1 on April 16, 1997 to provide for full vesting upon a Change in Control, as defined. Later amended by Amendment No. 2 on April 8, 1998 to change the vesting schedule by changing the price target from $15 to $7.50. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $4.50 to $1.00.

(7) First amended by Amendment No. 1 on April 8, 1998, to change the vesting schedule by changing the price target from $20 to $12. Last amended by Amendment No. 2 on September 15, 1998, to reduce the exercise price from $4.125 to $1.00.

(8) Amended by Amendment No. 1 on September 15, 1998, to reduce the exercise price from $2.9375 to $1.00, and to reduce the vesting target stock prices from $5 to $1.50, $7.50 to $2.00, and $10 to $2.50, respectively.

SCHEDULE (A) - VESTING SCHEDULE FOR 1996 WARRANTS

         25,000 on sale/IPO of Vaxcel by December 31, 1998 EXPIRED

         25,000 on sale/IPO of VetLife by December 31, 1998 VESTED

         25,000 on sale/IPO of Proceutics by December 31, 1998 VESTED

         25,000 on third-party funding of RheothRx by December 31, 1998 EXPIRED

         50,000 on significant business transaction by December 31, 1998 EXPIRED

         50,000 on market price sustaining $7.50 by December 31, 1998 EXPIRED

         OR 100% on a Change in Control, as defined.

SCHEDULE (B) - VESTING SCHEDULE FOR 1997 WARRANTS

         6,250 on each of March 31, 1999; June 30, 1999; September 30, 1999 and December 31, 1999 or earlier on death, disability or termination of employment without cause before 12/31/99 or upon a Change in Control.

         25,000 if on or before December 31, 1999 the stock price averages $12 for 10 days or there is a Change in Control.

SCHEDULE (C) - VESTING SCHEDULE FOR 1999 WARRANTS

         25,000 on each of March 31, 2000, June 30, 2000, September 30, 2000;
December 31, 2000, March 31, 2001, June 30, 2001, September 30, 2001; December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002; and December 31,
2002, or as to all 300,000 shares upon a Change of Control on or before December 31, 2002.

         50,000 if the stock price reaches $5.00 on or before July 1, 2000 or upon a Change of Control on or before July 1, 2000.

         75,000 on (i) the successful completion of a significant merger, acquisition or strategic alliance on or before December 31, 2002, (ii) successfully raising a total of $15,000,000 on or before December 31, 2000, or
(iii) a Change of Control on or before December 31, 2002.

         75,000 on (i) the successful NDA/PLA regulatory (FDA) approval of FLOCOR on or before December 31, 2002, or (ii) a Change of Control on or before December 31, 2002.


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